Exhibit 2.1

AMENDMENT NO. 2 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 (this “Amendment”) to Agreement and Plan of Merger dated September 15, 2003, as amended by Amendment No. 1 to Agreement and Plan of Merger dated February 6, 2004 (together with all exhibits, schedules and attachments thereto and made a part thereof, the “Agreement”), is made as of the 11th day of March 2004, by and among LOCKHEED MARTIN CORPORATION, a Maryland corporation, (“LMC”), LMC SUB ONE, INC., a Delaware corporation (“LMC Sub One”), LMC LLC ONE, LLC, a Delaware limited liability company (“LMC LLC”), and THE TITAN CORPORATION, a Delaware corporation (“Titan”).

W I T N E S S E T H:

WHEREAS, LMC, LMC Sub One and Titan entered into the Agreement as of September 15, 2003;

WHEREAS, as of November 18, 2003, LMC Sub One assigned all of its rights and obligations under the Agreement to LMC LLC, and LMC LLC assumed and agreed to perform and comply with all of the terms, provisions, covenants and conditions of the Agreement;

WHEREAS, on February 6, 2004, LMC, LMC Sub One, LMC LLC and Titan entered into Amendment No. 1 to Agreement and Plan of Merger; and

WHEREAS, Titan has agreed to cause the special meeting of stockholders of Titan called for the purpose of adopting the Agreement and approving the Merger to be adjourned to April 12, 2004, and in connection therewith LMC, LMC Sub One, LMC LLC and Titan desire to amend certain provisions of the Agreement, all as more fully set forth herein;

NOW, THEREFORE, in consideration of mutual covenants and agreements of the parties contained in this Amendment, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in but not defined in this Amendment shall have the meanings specified in the Agreement.

Section 2. Amendment to Section 6.4. Section 6.4(a) is hereby amended by inserting the following sentence at the end of the current provision: “Notwithstanding the foregoing, the Stockholders’ Meeting, which originally was scheduled for March 16, 2004, shall be adjourned to April 12, 2004, and shall not be held prior to April 12, 2004.”

Section 3. Amendment to Section 8.1. Section 8.1(d)(ii) is hereby amended by deleting the reference to “March 31, 2004” and inserting in lieu thereof “April 20, 2004”.

Section 4. Limited Amendment. Except as specifically provided in this Amendment, the Agreement shall remain in full force and effect without any other amendments or modifications. Without limiting the generality of the foregoing, this Amendment shall not limit or otherwise relieve the parties of their respective obligations under the Agreement or constitute a waiver of any rights of any of the parties.

Section 5. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to the choice of law provisions thereof).

Section 6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 7. Captions. The captions in this Amendment are included for convenience of reference only and shall be ignored in the construction or interpretation of this Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Agreement as of the date first set forth above.

LOCKHEED MARTIN CORPORATION

By:	/s/ Jeffrey D. MacLauchlan

Jeffrey D. MacLauchlan Vice President, Financial Strategies

LMC SUB ONE, INC.

By:	/s/ Jeffrey D. MacLauchlan

Jeffrey D. MacLauchlan Authorized Representative

LMC LLC ONE, LLC

By:	/s/ Jeffrey D. MacLauchlan

Jeffrey D. MacLauchlan Authorized Representative

THE TITAN CORPORATION

By:	/s/ Gene W. Ray

Gene W. Ray Chairman of the Board, President and Chief Executive Officer